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Olstein Funds
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THE OLSTEIN ALL CAP VALUE FUND
STRATEGIC OPPORTUNITIES FUND

Dear Valued Shareholder,
We recently distributed proxy materials in connection with a Special Meeting of Shareholders for the above-mentioned Funds (the "Funds"), which we will hold at 10:00 a.m. Eastern time, at the offices of Olstein Capital, 4 Manhattanville Road Purchase, NY 10577 on September 12, 2018. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly adjournments and additional solicitations.
You are being asked to vote on the following proposal:

Proposal Summary

• Proposal 1:
To approve an Agreement and Plan of Reorganization between The Olstein Funds and Managed Portfolio Series which provides for the reorganization of each of the Funds into newly created mutual funds within Managed Portfolio Series.

The Board of Trustees recommends that shareholders vote "For" the Proposal.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved.
The proxy statement is available online at www.OkapiVote.com/Olstein. In order for your vote to be represented, we must receive your voting instructions.  For your convenience, please use any of the following methods to submit your vote:
1.	By Internet
Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone
Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail
Simply return your executed proxy card in the envelope provided.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-877-279-2311. Representatives are available Monday - Friday 9:00am to 9:00pm (ET).

Please take a moment and vote today!  Thank you!

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

August 24, 2018

Dear Fellow Shareholders:

For the fiscal year ended June 30, 2018, Class C and Adviser Class shares of the Olstein All Cap Value Fund appreciated 5.57% and 6.66%, respectively.1  During the same twelve month period, the Russell 3000® Value Index appreciated 7.25% and the Russell 3000® Index appreciated 14.78%.

Market Outlook

Over the course of the Fund's fiscal year, U.S. equity markets continued to climb, with the S&P 500® Index gaining 14.37% during the twelve months ended June 30, 2018.  Accelerated economic growth and increased corporate profits continued to drive equity market returns during the fiscal year.  While we believe that continued job growth, a mildly expansionary tax plan, improved business confidence and favorable consumer sentiment, suggest further economic momentum and earnings growth during the second half of 2018, we are keeping a wary eye on the investment dollar dominance of the new economy so called "hyper growth" stocks responsible for a majority of the markets' appreciation over the last few years.  As value investors, we believe that the narrow range of growth companies attracting investor money and responsible for a significant portion of the S&P 500 Index performance over the past few years characterized by the so called "FANG" stocks (Facebook, Amazon, Netflix and Google), is creating large pockets of undervaluation in more stabilized and mature free cash flow generating companies.  The continued investor focus on a limited number of mega capitalization social media, internet, and technology companies has created what we believe are favorable opportunities for the Fund to buy good companies at bargain prices.  Investor focus on chasing momentum "FANG"-like stocks has enabled the Fund to purchase securities in more mature companies, consistently producing stabilized and/or growing free cash flow.  We are finding these opportunities in broad segments of the equity market in which normalized and/or growing free cash flow is, in our opinion, not being properly valued as a result of the bifurcated momentum market, temporary problems affecting the individual companies or just plain misperception.  We are hopeful that our valuations of these deep value stocks will be properly recognized by the equity market, and that while we wait, each company's free cash flow generation will produce continued shareholder value creation in the form of stock buybacks, dividends, and/or strategic acquisitions.

Our Strategy

We believe it is important to weather market conditions and shifts in investor-driven momentum by favoring the equities of financially strong companies with stable or growing free cash flow that are run by managements that have a demonstrated history of deploying cash to the benefit of shareholders.  Periodic spikes in market

1The performance data quoted represents past performance and does not guarantee future results. The Olstein All Cap Value Fund's Class C average annual return for the one-year, five-year, and ten-year periods ended 6/30/18, assuming reinvestment of dividends and capital gain distributions and deduction of the Olstein All Cap Value Fund's maximum CDSC of 1% during the one-year period, was 4.58%, 8.86%, and 8.01%, respectively. Per the Fund's prospectus dated 10/31/17, the expense ratio for the Olstein All Cap Value Fund Class C was 2.27%. Performance and expense ratios for other share classes will vary due to differences in sales charge structure and class expenses. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. To obtain performance data current to the most recent month end, please go to our website at www.olsteinfunds.com.

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

volatility during the course of the Fund's fiscal year created many individual opportunities that offered the potential for above-average capital appreciation.  Our quest for value is guided by two considerations: (1) a company's ability to generate sustainable future free cash flow; and (2) securities prices that allow us to buy good companies, with solid balance sheets, and profitable protected business models, at what we believe are very advantageous prices.  Our focus is to estimate a company's prospects of generating future free cash flow and then to wait for an opportunity to buy these companies at a discount to our assessment of their values, as a result of what we believe are temporary issues clouding long-term values.

The Fund's current portfolio consists of companies that we believe have a sustainable competitive advantage, discernible balance sheet strength, a management team that emphasizes decisions based on cost of capital calculations and deploys free cash flow to create shareholder value.  We remain focused on individual companies, their operations and prospects for maintaining or growing sustainable free cash flow which we believe is not being properly valued by the equity market.  Paying the right price and believing investor sentiment should change in the near future motivated by unexpected rising free cash flow has been the long-term discipline of the Fund and a primary driver of the investment results over the past 23 years.

Portfolio Review

At June 30, 2018, the Olstein All Cap Value Fund's portfolio consisted of 98 holdings with an average weighted market capitalization of $95.73 billion.  During the fiscal year, the Fund initiated positions in twenty-one companies and strategically added to positions in twelve companies.  Over the same time period, the Fund eliminated its holdings in twenty companies and strategically decreased its holdings in another twenty-three companies.

Positions initiated during the last twelve months include:  Casey's General Stores Inc., Chevron Corporation, CommScope Holding Company, Delphi Technologies, DowDuPont Inc., Dunkin Brands Group, Eastman Chemical Company, Eaton Corporation, Gardner Denver Holdings, Generac Holdings, Goldman Sachs Group, Henry Schein Inc., Kimberly-Clark Corporation, Kulicke & Soffa Industries, Lam Research Corporation, Omnicom Group Inc., Parker-Hannifin Corporation, Sealed Air Corporation, Walgreens Boots Alliance Inc., Wells Fargo & Company, and Willis Towers Watson.

Positions eliminated during the past twelve months include: Bed Bath & Beyond Inc., Big Lots Inc., Charles River Laboratories, Convergys Corporation, General Electric Company, Harley-Davidson Inc., Hill-Rom Holdings Inc., IPG Photonics, Janus Henderson Group, Mattel Inc., Nike Inc., Patterson Companies Inc., S&P Global Inc., ServiceMaster Global Holdings, Scripps Networks Interactive, Twenty-First Century Fox, Inc., VF Corporation, VWR Corp., Winnebago Industries, and Zoetis Inc.

Our Leaders

Leading performers for the twelve-month reporting period ended June 30, 2018, include: Mastercard Inc., Intuitive Surgical, Keysight Technologies, Intel Corporation, and Winnebago Industries. At the close of the fiscal year the Fund continued to maintain positions in Mastercard, Intuitive Surgical, Keysight Technologies, and Intel Corporation.  The Fund sold its position in Winnebago Industries as it reached its valuation in a relatively short period of time.  The Fund built a position in Winnebago in June 2017 at an average price of $29.04 per share. As the company's stock reached our valuation level, the Fund liquidated its position by the end of November 2017 within an average sale price of $48.47 per share.  Over an unusually short holding period of just over five months, the Fund's holding in Winnebago Industries appreciated approximately 67%.
Page 2 of 6 pages

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

Our Laggards

Laggards during the twelve-month reporting period include: Patterson Companies, Newell Brands, Mattel Inc., Goodyear Tire & Rubber Company, and Owens-Illinois. At the close of the fiscal year the Fund maintained positions in Newell Brands, Goodyear Tire & Rubber, and Owens-Illinois. We liquidated the Fund's holding in Mattel when we determined that the company's turnaround strategy would take longer than our original thesis anticipated and that the company's woes were amplified by the bankruptcy of Toys-R-Us, one of its largest distribution partners. Similarly, the Fund liquidated its position in Patterson Companies due to poor execution of their turnaround/restructuring strategy and ongoing challenges within the market for consumable dental products and supplies.

A Note on the Proposed New Lower Cost Operating Structure of The Olstein Funds

By the time you read this letter you will have received a Proxy Statement and Notice of Special Joint Meeting of Shareholders scheduled for September 12, 2018. The meeting is for shareholders of the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund to vote on a proposal to reorganize our two mutual funds, on a tax-free basis, into a lower-cost investment company operating structure with no change in management or investment objectives.  Shareholders of each Olstein fund have been asked to vote on a proposal to reorganize their fund into a corresponding newly created Olstein mutual fund within Managed Portfolio Series, a registered investment company operated by the Olstein Funds' current service provider, U.S. Bancorp Fund Services, LLC. Each new Olstein fund within Managed Portfolio Series has been created specifically to continue the operation of the corresponding Olstein Fund without interruption, has the same fund name and share class ticker symbols, retains Olstein Capital Management as investment manager, is managed according to the same investment objective and investment philosophy, and will carry forward the fund's financial and performance history. The proposed administrative change provides continuity of service and support for the funds and shareholders while providing cost savings and efficiencies associated with being part of a larger investment company.

The Olstein Funds Board of Trustees believes that the proposed reorganization of each Olstein fund into the corresponding acquiring fund is in the best interests of shareholders and, for the reasons described in the Proxy Statement/Prospectus previously sent to you, recommends that you vote "FOR" the proposed reorganization. Regardless of your account size, we need your vote! To avoid delay and additional expense, and to assure that your shares are represented, please vote as promptly as possible, either by Internet through the website listed in the proxy voting instructions; by Telephone using the toll-free number listed in the proxy voting instructions; or by Mail with the proxy card(s) sent to you. We expect the new funds will begin operations on or around September 14, 2018, following a favorable vote at the upcoming Shareholder Meeting on September 12, 2018.

Final Thoughts

We are continuing to practice our investment discipline (ignoring temptations to chase the latest investment fad) which emphasizes understanding a business, its potential to generate sustainable free cash flow and ultimately its value. After identifying companies that meet our well-defined investment criteria, we then attempt to take advantage of what we believe are short-term disappointments or temporary market conditions producing downward price movements and allowing us to buy such companies at what we believe are advantageous prices.  We believe that paying the right price increases the chances for a successful investment outcome.  We are currently finding many companies that we believe are undervalued because their future free cash flow generation potential is being improperly valued by the market.
Page 3 of 6 pages

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

We value your trust and remind you that our money is invested alongside yours as we work hard to accomplish the Fund's objective of long-term capital appreciation. We look forward to writing to you again at the close of the year.

Sincerely,

/s/Robert A. Olstein	/s/Eric Heyman
Robert A. Olstein	Eric Heyman
Chairman and Chief Investment Officer	Co-Portfolio Manager

Page 4 of 6 pages

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

The following chart illustrates the growth, on a quarterly basis, of a hypothetical $10,000 investment made in the Olstein All Cap Value Fund's Class C share at the Olstein All Cap Value Fund's inception date of September 21, 1995 (with dividends and capital gain distributions reinvested but no deduction of taxes on reinvested distributions—see important disclosures below):

Date	Value of Shares Owned	Date	Value of Shares Owned	Date	Value of Shares Owned
9/21/95	$10,000	9/30/03	33,797	12/31/11	41,962
9/30/95	10,010	12/31/03	38,853	3/31/12	48,519
12/31/95	10,261	3/31/04	40,870	6/30/12	45,555
3/31/96	10,882	6/30/04	41,297	9/30/12	47,159
6/30/96	11,462	9/30/04	39,043	12/31/12	48,380
9/30/96	11,713	12/31/04	43,146	3/31/13	54,275
12/31/96	12,760	3/31/05	42,640	6/30/13	56,786
3/31/97	13,327	6/30/05	42,302	9/30/13	60,379
6/30/97	14,602	9/30/05	43,749	12/31/13	65,995
9/30/97	17,250	12/31/05	44,350	3/31/14	66,867
12/31/97	17,205	3/31/06	46,566	6/30/14	69,134
3/31/98	19,851	6/30/06	44,241	9/30/14	69,413
6/30/98	18,468	9/30/06	46,836	12/31/14	75,913
9/30/98	15,499	12/31/06	50,755	3/31/15	77,290
12/31/98	19,788	3/31/07	51,863	6/30/15	75,525
3/31/99	20,717	6/30/07	55,536	9/30/15	66,631
6/30/99	25,365	9/30/07	53,029	12/31/15	68,694
9/30/99	23,675	12/31/07	49,012	3/31/16	70,220
12/31/99	26,692	3/31/08	42,447	6/30/16	68,859
3/31/00	28,170	6/30/08	40,189	9/30/16	73,312
6/30/00	28,899	9/30/08	38,452	12/31/16	76,612
9/30/00	30,596	12/31/08	27,545	3/31/17	80,372
12/31/00	30,142	3/31/09	24,767	6/30/17	82,232
3/31/01	30,207	6/30/09	30,102	9/30/17	82,438
6/30/01	36,192	9/30/09	35,648	12/31/17	87,561
9/30/01	28,213	12/31/09	37,741	3/31/18	86,683
12/31/01	35,340	3/31/10	40,392	6/30/18	86,815
3/31/02	38,259	6/30/10	35,788
6/30/02	33,797	9/30/10	39,695
9/30/02	25,870	12/31/10	43,845
12/31/02	28,528	3/31/11	45,276
3/31/03	26,226	6/30/11	45,310
6/30/03	31,448	9/30/11	37,497
Page 5 of 6 pages

OLSTEIN ALL CAP VALUE FUND
2Q2018 Letter to Shareholders

DISCLAIMER TO BE PLACED AT THE END OF THE LETTER (immediately after chart):

The performance data quoted represents past performance and does not guarantee future results. The Olstein All Cap Value Fund's Class C average annual return for the one-year, five-year, and ten-year periods ended 6/30/18, assuming reinvestment of dividends and capital gain distributions and deduction of the Olstein All Cap Value Fund's maximum CDSC of 1% during the one-year period, was 4.58%, 8.86%, and 8.01%, respectively. Per the Fund's prospectus dated 10/31/17, the expense ratio for the Olstein All Cap Value Fund Class C was 2.27%. Performance and expense ratios for other share classes will vary due to differences in sales charge structure and class expenses. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. To obtain performance data current to the most recent month end, please go to our website at www.olsteinfunds.com.

The above represents opinion, and is not intended to be a forecast of future events, a guarantee of future results, or investment advice. The references to securities are not buy or sell recommendations, but are intended to be descriptive examples of the Fund's investment philosophy and are subject to change. Do not make investments based on the securities referenced. A full schedule of fund holdings as of 6/30/18 is contained in this report, and is subject to change. This information should be preceded or accompanied by a current prospectus, which contains more complete information, including investment objectives, risks, charges and expenses of the Olstein Funds and should be read carefully before investing. A current prospectus may be obtained by calling (800) 799-2113 or visiting the Olstein Funds' website at www.olsteinfunds.com.

The Olstein Funds follow a value-oriented investment approach. However, a particular value stock may not increase in price as the Investment Manager anticipates and may actually decline in price if other investors fail to recognize the stock's value or if a catalyst that the Investment Manager believes will increase the price of the stock does not occur or does not affect the price of the stock in the manner or to the degree that the Investment Manager anticipated. Also, the Investment Manager's calculation of a stock's private market value involves estimates of future cash flow which may prove to be incorrect and, therefore, could result in sales of the stock at prices lower than the Fund's original purchase price. There is no assurance that the Fund will achieve its investment objective.

The Russell 3000 Index® is an unmanaged index that seeks to represent the broad U.S. equity universe accounting for approximately 98% of the U.S. market capitalization. The Russell 3000 Value Index® measures the performance of the broad value segment of U.S. equity value universe. It includes those Russell 3000® companies with lower price-to-book ratios and lower forecasted growth values. The Russell 3000 Value Index® is constructed to provide a comprehensive and unbiased barometer of the broad value market. The S&P 500 Index is an unmanaged index created by Standard & Poor's Corporation that includes a representative sample of 500 leading companies in leading industries of the U.S. economy. While not a Fund benchmark, the S&P 500 Index is considered to represent the U.S. stock market performance in general. Past performance does not guarantee future results. Index returns do not reflect payment of any expenses, fees or sales charges an investor would pay to purchase the securities the index represents. Such costs would lower performance. Investors cannot invest directly in an index.

Not FDIC insured – Not bank-guaranteed – May lose value
Distributed by Olstein Capital Management, L.P. – Member FINRA

Page 6 of 6 pages

OLSTEIN STRATEGIC OPPORTUNITIES FUND
2Q2018 Letter to Shareholders

August 24, 2018

Dear Fellow Shareholders:

For the fiscal year ended June 30, 2018, Class A shares (load waived) of the Olstein Strategic Opportunities Fund appreciated 3.31%, Class C shares appreciated 2.53% and Adviser Class shares appreciated 3.59%.1  During the same twelve-month period the Russell 2500® Value Index appreciated 11.49% while the Russell 2500® Index appreciated 16.24%.

Market Outlook

Accelerated economic growth and increased corporate profits continued to drive equity market returns during the Fund's fiscal year.  While we believe that continued job growth, a mildly expansionary tax plan, improved business confidence and favorable consumer sentiment suggest further economic momentum and earnings growth during the second half of 2018, we are also keeping a wary eye on the continued dominance of "growth" companies in U.S. equity markets.

While investor preference for "growth" stocks is especially pronounced among larger capitalization companies – the Russell 3000 Growth Index outperformed the Russell 3000 Value Index by 15.22% for the year-ended June 30, 2018 – we saw the potential for a major shift in sentiment in the SMID capitalization range during the second quarter of 2018.  During the second quarter of 2018, the Russell 2500 Value Index outperformed the Russell 2500 Growth Index by 0.27%.  As equity markets continue to move deeper into the "growth dominates" phase, we expect more investors to recognize that "value" stocks, especially those of small- to mid-sized companies, can offer excellent appreciation potential and favorable long-term risk/reward trade-offs.

During the second half of 2018, we expect continued economic growth, increased consumer consumption driven by stable job growth and wage gains, combined with production/manufacturing growth to improve the prospects for many of the small- to mid-sized companies in our portfolio.  Remaining true to our investment discipline, we intend to seize on market dips as buying opportunities by either strategically adding to existing positions in the portfolio or initiating positions in companies that can be purchased at a significant discount to our calculation of their intrinsic values.  As such, we maintain an optimistic outlook for our value-oriented approach to investing for the second half of 2018.

1 The performance data quoted represents past performance and does not guarantee future results. The Olstein Strategic Opportunities Fund Class A return as of 6/30/18 for the one-year, five-year, and ten year periods, assuming deduction of the maximum Class A sales charge of 5.50%, was -2.35%, 6.81% and 9.88%, respectively. Per the Fund's 10/31/17 prospectus, the gross expense ratio for the Class A share was 1.62%, and the net expense ratio was 1.61% after contractual expense waiver and/or reimbursement. The contractual expense waiver shall remain in effect until at least October 28, 2018. Expense ratios for other share classes will vary. Performance for other share classes will vary due to differences in sales charge structure and class expenses. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than performance quoted. To obtain performance data current to the most recent month end, please visit our website at www.olsteinfunds.com.

Olstein Strategic Opportunities Fund
2Q2018Letter to Shareholders

Our Strategy

Despite shifts in investor sentiment that tend to chase after fads, trends or momentum, we continue to focus on company-specific factors and fundamentals.  In today's market, a company's ability to generate sustainable future free cash flow and securities prices that allow us to buy good companies at what we believe are very advantageous prices, guide our pursuit of value.  We believe it is important to weather market conditions, specific events and shifts in investor-driven momentum by favoring the equities of financially strong companies with stable or growing free cash flow that are run by managements that have a demonstrated history of deploying cash to the benefit of shareholders.

The Fund's current portfolio consists of companies that we believe have a sustainable competitive advantage, discernible balance sheet strength, a management team that emphasizes decisions based on cost of capital calculations and deploys free cash flow to create shareholder value.  We remain focused on individual companies, their operations and prospects for maintaining or growing sustainable free cash flow since, from our perspective as long-term value investors, we recognize that such companies are well positioned to compete more profitably as economic growth improves.

Portfolio Review

At June 30, 2018, the Olstein Strategic Opportunities Fund portfolio consisted of 42 holdings with an average weighted market capitalization of $5.54 billion.  During the fiscal year, the Fund initiated positions in fourteen companies and strategically added to positions in five companies.  Over the same time period, the Fund eliminated its holdings in twenty-one companies and strategically decreased its holdings in another eight companies.

Positions initiated during the last twelve months include:  Casey's General Store, Central Garden & Pet Company, CommScope Holding Company, Denny's Corp., Discovery Communications, Dunkin Brands Group, Goodyear Tire & Rubber Company, Hain Celestial Group, Home BancShares Inc., Kulicke & Soffa Industries, Mattel Inc., Newell Brands, Snyder's-Lance Inc., and Spartan Motors Inc.

Positions eliminated during the past twelve months include: Astronics Corp, Bed Bath & Beyond, Big Lots, CECO Environmental, Charles River Laboratories, Convergys Corporation, FTD Companies, Harmonic Inc., Hill-Rom Holdings, IPG Photonics Corporation, Mattel Inc., Patterson Companies, Inc., Potbelly Corporation, Scripps Networks Interactive, ServiceMaster Global Holdings Inc., Snyder's-Lance Inc., Sykes Enterprises, Vishay Intertechnology Inc., VWR Corp., Winnebago Industries, and Xperi Corporation.

During the twelve-month reporting period the Fund both initiated and liquidated positions in Mattel Inc. and Snyder's-Lance Inc.  The Fund initiated a position in Mattel Inc. in August 2017 and steadily built its holdings over the next six weeks.  By the end of October, however, the Fund liquidated its position when we determined that the company's turnaround strategy would take longer than our original thesis anticipated and that the company's woes were amplified by the bankruptcy of Toys-R-Us, one of its largest distribution partners.

The Fund began buying the stock of Snyder's-Lance, a snack company, on August 16, 2017, and built a position in the portfolio over the next three months at an average cost of $36.48 per share.  On December 18, 2017, the Campbell Soup Company announced that it would acquire Snyder's-Lance for $50 per share in an all-cash transaction.  Following the acquisition announcement, the Fund exited its position in Snyder's-Lance at an average sale price of $49.18 per share (very close to the announced acquisition price), representing a 35% increase over its average cost during a very short, four-month holding period.
Page 2 of 6 pages

Olstein Strategic Opportunities Fund
2Q2018Letter to Shareholders

In addition to Snyder's-Lance, two additional holdings were sold following acquisition announcements. Prior to the start of the Fund's fiscal year, on May 5, 2017, VWR, a provider of product, supply chain, and service solutions to laboratories, announced that it was to be acquired by Avantor, a global supplier of ultra-high-purity materials for the life sciences and advanced technology markets, for $33.25 per share.  The Fund liquidated its holdings in VWR by the end of November 2017, at an average sale price of $33.17, which represented a 23% increase over the Fund's average cost to acquire the stock.  On July 31, 2017, Discovery Communications announced that it would acquire Scripps Networks Interactive in a cash and stock transaction valued at $90 per share.  The Fund initiated its position in Scripps Networks Interactive on May 9, 2017 and built a position over the next six weeks at an average cost of approximately $68.35 per share.  Following the acquisition announcement, the Fund exited its position in Scripps with an average sale price of $86.29, which represented a 26.24% increase over its average cost during the unusually short, three-month holding period.

Our Leaders

Leading performers for the twelve-month reporting period ended June 30, 2018, include: Dine Brands Global, Discovery Communications Inc., Keysight Technologies, Winnebago Industries, and Zebra Technologies Corp. At the close of the fiscal year, the Fund continued to maintain positions in Dine Brands Global, Discovery Inc., Keysight Technologies, and Zebra Technologies Corp.  The Fund sold its position in Winnebago Industries as it reached our valuation in a relatively short period of time.  The Fund built a position in Winnebago in June 2017 at an average price of $29.13 per share.  As the company's stock reached our valuation level, the Fund liquidated its position by December 4, 2017, with an average sale price of approximately $49.25 per share.  Over a short holding period of a little more than five months, the Fund's holding in Winnebago Industries appreciated approximately 67%.

Our Laggards

Laggards during the twelve-month reporting period included: Patterson Companies, FTD Companies, Inc., Xperi Corporation, Owens-Illinois, and Lifetime Brands.  At the close of the fiscal year, the Fund maintained positions in Owens-Illinois and Lifetime Brands.  During the fiscal year the Fund liquidated its positions in Patterson Companies, FTD Companies and, XPeri Corporation.  The Fund liquidated its position in Patterson Companies due to poor execution of their turnaround/restructuring strategy and ongoing challenges within the market for consumable dental products and supplies.  Similarly, the Fund liquidated its holdings in the FTD Companies due to growing concerns about the effectiveness of the company's turnaround strategy and its ability to achieve our expectation for free cash flow during our expected holding period.

Review of Strategic Opportunities

In previous letters to shareholders, we included a discussion of the Fund's activist investments under the heading, "Review of Activist Holdings."  As the Fund passed its tenth anniversary (November 1, 2016), we decided to broaden our discussion of specific holdings to include a review of selected strategic situations, in addition to the Fund's activist holdings, that we believe merit attention.  As a reminder, we categorize activist investments as situations where we have identified companies that face unique strategic choices, challenges or problems and where Olstein Capital Management or an outside investor, usually a hedge fund or private equity investor, seeks to influence company management to adopt strategic alternatives that we expect to unlock greater shareholder value.  Our broader definition of strategic opportunities, in addition to activist investments, also includes situations where companies have adopted specific strategic plans, undergone significant management changes, announced corporate actions that we expect to significantly improve long-term business value or returned free cash flow to investors through increased dividends, share buybacks or substantial debt paydowns.
Page 3 of 6 pages

Olstein Strategic Opportunities Fund
2Q2018Letter to Shareholders

As of June 30, 2018, the Fund was invested in thirty-seven strategic situations, which represented approximately 90% of the Fund's equity investments and eight of its top ten holdings.  Strategic holdings as of June 30, 2018, included the Fund's twelve activist holdings: Axalta Coating Systems, Blue Bird Corp., Casey's General Stores, CommScope Holding Company, Conduent Inc., Hain Celestial Group, Lifetime Brands, Newell Brands Inc., Owens-Illinois, Prestige Brands, SeaWorld Entertainment, and Sensata Technologies.

Twenty-thee portfolio companies (including four of the activist holdings mentioned above) announced actions over the past fiscal year that return free cash flow to investors through share repurchase programs, increased dividend payments and/or substantial debt paydowns.  We believe the number of companies returning free cash flow to shareholders was much higher than usual over the past fiscal year due to the Tax Cuts and Job Act of 2017, which lowered the corporate tax rate from 35% to 21%.  By way of comparison, for the fiscal year ended June 30, 2017, ten portfolio companies announced actions that returned free cash flow to investors through share repurchases and increased dividend payments.

Twenty companies announced substantial share repurchase programs during the fiscal year, including: Blue Bird Corp., Casey's General Stores, Citizens Financial Group, CommScope Holding Company, Denny's Corp., Dunkin Brands Group, Federal Signal Corp., Goodyear Tire & Rubber Company, Greenbrier Companies, Helen of Troy Ltd., Keysight Technologies, Kulicke & Soffa Industries, Owens-Illinois, Prosperity Bancshares Inc., Regal-Beloit Corp., Sensata Technologies, Skechers USA,  Spirit Airlines, Wabash National Corp., and Wesco International.  Nine portfolio companies announced  significant increases to dividend payments during the fiscal year including, Dunkin Brands Group, Federal Signal Corp., Goodyear Tire & Rubber, Greenbrier Companies, Legg Mason, Prosperity Bancshares, Regal-Beloit Corp., Wabash National Corp., and WestRock Company.  One company, Kulicke & Soffa Industries, initiated a quarterly dividend program in June 2018.  Three companies announced favorable debt arrangements: Owens-Illinois and Regal-Beloit Corp announced significant debt paydown programs, while Zebra Technologies completed a comprehensive debt restructuring that it expects to significantly reduce annual interest payments.

Fourteen companies in the portfolio have announced senior leadership changes, usually at the Chief Executive Officer, Chief Financial Officer and/or Chief Marketing & Strategy Officer positions that signal to us the pursuit of specific, favorable growth opportunities and/or a focused commitment to enhancing production capabilities while lowering production costs to achieve or maintain higher operating margins.  These companies include: Casey's General Stores, Central Garden and Pet Co., CommScope Holding, Dine Brands Global, Dunkin Brands, Federal Signal Corp., Greenbrier Companies, Kulicke & Soffa Industries, Regal-Beloit Corp., SeaWorld Entertainment, Skechers USA, Spartan Motors, Stericycle Inc., and Wabash National Corp.

A Note on the Restructuring of The Olstein Funds

By the time you read this letter you will have received a Proxy Statement and Notice of Special Joint Meeting of Shareholders scheduled for September 12, 2018. The meeting is for shareholders of the Olstein All Cap Value Fund and the Olstein Strategic Opportunities Fund to vote on a proposal to reorganize our two mutual funds, on a tax-free basis, into a lower-cost investment company operating structure with no change in management or investment objectives.  Shareholders of each Olstein fund have been asked to vote on a proposal to reorganize their fund into a corresponding newly created Olstein mutual fund within Managed Portfolio Series, a registered investment company operated by the Olstein Funds' current service provider, U.S. Bancorp Fund Services, LLC. Each new Olstein fund within Managed Portfolio Series has been created specifically to continue the operation of the corresponding Olstein Fund without interruption, has the same fund name and share class ticker symbols, retains Olstein Capital Management as investment manager, is managed according to the same investment objective and
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Olstein Strategic Opportunities Fund
2Q2018Letter to Shareholders

investment philosophy, and will carry forward the fund's financial and performance history. The proposed administrative change provides continuity of service and support for the funds and shareholders while providing cost savings and efficiencies associated with being part of a larger investment company.

The Olstein Funds Board of Trustees believes that the proposed reorganization of each Olstein fund into the corresponding acquiring fund is in the best interests of shareholders and, for the reasons described in the Proxy Statement/Prospectus previously sent to you, recommends that you vote "FOR" the proposed reorganization. Regardless of your account size, we need your vote! To avoid delay and additional expense, and to assure that your shares are represented, please vote as promptly as possible, either by Internet through the website listed in the proxy voting instructions; by Telephone using the toll-free number listed in the proxy voting instructions; or by Mail with the proxy card(s) sent to you. We expect the new funds will begin operations on or around September 14, 2018, following a favorable vote at the upcoming Shareholder Meeting on September 12, 2018.

Final Thoughts

We believe that instead of making investment decisions based on momentum or current market sentiment, investors should focus on opportunities for meaningful capital appreciation presented by individual companies. We believe that analysis of specific companies, their potential, prospects and value and not overall market sentiment should guide investors' actions.  We continue to focus on understanding a business, its potential to generate sustainable free cash flow and ultimately its value.  After identifying companies that meet well-defined investment criteria, we then take advantage of market conditions and downward price movements to buy such companies at what we believe to be advantageous prices that increase the chance for a successful investment outcome.

We value your trust and remind you that our money is invested alongside yours as we work hard to accomplish the Fund's objective of long-term capital appreciation. We look forward to writing to you again at the close of the year.

Sincerely,

/s/Eric Heyman	/s/Robert A. Olstein
Eric Heyman	Robert A. Olstein
Co-Portfolio Manager	Chairman and Chief Investment Officer

The above represents the opinion of the Manager, and is not intended to be a forecast of future events, a guarantee of future results, or investment advice. The references to securities are not buy or sell recommendations, but are intended to be descriptive examples of the Fund's investment philosophy and are subject to change. Do not make investments based on the securities referenced. A full schedule of Fund holdings as of 6/30/18 is contained in this report, and is subject to change. This information should be preceded or accompanied by a current prospectus, which contains more complete information, including investment objectives, risks, charges and expenses of the Olstein Funds and should be read carefully before investing. A current prospectus may be obtained by calling (800) 799-2113 or visiting the Olstein Funds' website at www.olsteinfunds.com.

The Olstein Funds follow a value-oriented investment approach. However, a particular value stock may not increase in price as the Investment Manager anticipates and may actually decline in price if other investors fail to recognize the stock's value or if a catalyst that the Investment Manager believes will increase the price
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Olstein Strategic Opportunities Fund
2Q2018Letter to Shareholders

of the stock does not occur or does not affect the price of the stock in the manner or to the degree that the Investment Manager anticipated. Also, the Investment Manager's calculation of a stock's private market value involves estimates of future cash flow which may prove to be incorrect and, therefore, could result in sales of the stock at prices lower than the Fund's original purchase price. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. There is no assurance that the Fund will achieve its investment objective.

An investment in a portfolio containing small- and mid-cap companies is subject to additional risks, as the share prices of small- and mid-cap companies are often more volatile than those of larger companies due to several factors, including limited trading volumes, products, financial resources, management inexperience and less publicly available information. The activist strategy invests in stocks of underperforming companies and any shareholder activism might not result in a change in performance or corporate governance. These stocks could also experience less liquidity and higher share price and trading volume volatility than stocks of other companies.

The Russell 2500 Index® measures the performance of the small to mid-cap segment of the U.S. equity universe, commonly referred to as "SMID" cap. The Russell 2500 Index® is a subset of the Russell 3000 Index®. It includes approximately 2,500 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2500 Value Index® measures the performance of the small to mid-cap value segment of the U.S. equity universe. It includes those Russell 2500® companies that are considered more value oriented relative to the overall market as defined by Russell's leading style methodology. The Russell 2500 Value Index® is constructed to provide a comprehensive and unbiased barometer of the small to mid-cap value market. The Russell 3000 Index® is an unmanaged index that seeks to represent the broad U.S. equity universe accounting for approximately 98% of the U.S. market capitalization. The Russell 3000 Value Index® measures the performance of the broad value segment of U.S. equity value universe. It includes those Russell 3000® companies with lower price-to-book ratios and lower forecasted growth values. The Russell 3000 Value Index® is constructed to provide a comprehensive and unbiased barometer of the broad value market. While not Fund benchmarks, the Russell 3000 Index® and Russell 3000 Value Index® are broad market indices that are considered to represent the U.S. stock market performance in general. Past performance does not guarantee future results. Index returns do not reflect payment of any expenses, fees or sales charges an investor would pay to purchase the securities the Index represents. Such costs would lower performance. An investor cannot invest directly in an index.

Not FDIC-insured / Not bank-guaranteed / May lose value.
Distributed by Olstein Capital Management, L.P.  Member FINRA.

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